NEWS FOR IMMEDIATE RELEASE
January 20, 2005
For Further Information Contact:

Paul M. Limbert
President & Chief Executive Officer

or

Robert H. Young
Executive VP & Chief Financial Officer

(304) 234-9000

NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces a 5.6% Increase in 2004 Earnings Per Share, Assets Surpass $4 Billion

Wheeling, WV.Paul M. Limbert, President & Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced the results of operations for the fourth quarter and year ended December 31, 2004.

Mr. Limbert stated that WesBanco’s earnings per share for the year ended December 31, 2004 increased 5.6% to $1.90 compared to $1.80 for the year ended December 31, 2003. Net income for the year ended December 31, 2004 increased 5.7% to $38.2 million compared to $36.1 million for the year ended December 31, 2003. For the fourth quarter of 2004 earnings per share were $0.43 compared to $0.49 for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $9.0 million compared to $9.7 million for the fourth quarter of 2003, and was partially impacted by certain merger-related expenses and flood cleanup costs, as well as higher employee costs from the Western Ohio Financial Corporation ("Western Ohio") acquisition on August 31, 2004. Annualized return on average assets for 2004 was 1.07% compared to 1.08% for 2003 and annualized return on average equity approximated 11.4% for both periods.

"WesBanco's 2004 results were highlighted by strong balance sheet and earnings growth that were achieved through continued strong loan growth and the consummation of the Western Ohio Financial Corporation acquisition in September of this year," Mr. Limbert stated. "Our balance sheet, which surpassed the $4.0 billion mark, was led by our continued success in commercial and commercial real estate lending, which grew organically by 18.2% since the end of 2003 and was also bolstered by the Western Ohio merger. At the same time, we also achieved marked improvement in credit quality as net charge-offs and delinquency decreased steadily over the course of the year. For 2005, WesBanco will continue to cultivate and expand upon its new and existing banking relationships in all of its markets, while also strategically pursuing opportunities for further growth in the recently acquired Springfield-Dayton and Cincinnati, Ohio markets," said Mr. Limbert.

On January 3, 2005, WesBanco completed the acquisition of Winton Financial Corporation ("Winton"), which was announced on August 25, 2004. The aggregate purchase price for Winton was approximately $113.4 million, including approximately $6.0 million of direct acquisition costs, and the acquisition was consummated through the exchange of a combination of WesBanco common stock at a rate of 0.755 shares for 60% of Winton’s shares outstanding and $20.75 per share in cash for the remaining 40% of their stock. The purchase price will be subject to certain purchase accounting adjustments, and was completed through the issuance of 2,297,000 shares of WesBanco newly-issued common stock and $42.1 million in cash, paid from WesBanco’s available funding sources. Approximately $500,000 in merger-related expenses will be recorded in the first quarter of 2005. Cost savings are expected to range from 16% to 20% of Winton’s pre-merger, pre-tax operating expenses totaling approximately $12.1 million for the fiscal year ended September 30, 2004, to be fully realized by 2006. As of September 30, 2004, Winton’s total assets were approximately $551.8 million, and its banking subsidiary operates through seven branch offices and two residential mortgage loan production offices in the Cincinnati metropolitan market.

Net interest income increased $2.3 million or 8.4% and $6.2 million or 6.0% compared to the fourth quarter and year ended December 31, 2003, primarily from an increase in earning assets. Average earning assets increased $469.6 million or 15.1% and $221.0 million or 7.2%, compared to the same periods in 2003. The net interest margin was 3.52% for the fourth quarter of 2004 and 3.60% on a year to date basis for 2004 compared to 3.75% and 3.66% for the corresponding periods in 2003. The decrease in net interest margin for the fourth quarter was primarily the result of lower yields earned on loans and investment securities coupled with a rising cost of funds due to increases in deposit and borrowing rates. To a lesser extent, the acquired assets of Western Ohio, which had a net interest margin approximating 2.90% after purchase accounting adjustments, also impacted the net interest margin. WesBanco anticipates additional margin compression due to the acquired assets of Winton having a net interest margin approximating 3.00% after purchase accounting adjustments.

Non-interest income increased $0.7 million or 8.2% and $2.3 million or 7.0% compared to the fourth quarter and year ended December 31, 2003. Trust fees increased $0.2 million or 7.4% and $1.4 million or 12.3% compared to the fourth quarter and year ended December 31, 2003. This increase was primarily due to recovering asset values, new higher revenue account relationships and a higher fee schedule implemented midyear 2003. The market value of trust assets under management was approximately $2.7 billion at December 31, 2004, compared to $2.8 billion at December 31, 2003. For the fourth quarter and year ended December 31, 2004 compared to 2003, service charges on deposits increased $0.5 million or 16.9% and $1.5 million or 12.4%. Contributing to this increase was the continued growth in ATM and debit card transaction income, which increased $1.1 million or 43.0% over 2003, and to a lesser extent the increase in overdraft fees and growth in the number of deposit accounts due to the Western Ohio acquisition. Net securities gains were $0.7 million and $2.8 million for the fourth quarter and year ended December 31, 2004, respectively, compared to $0.2 million and $2.8 million for the same periods in 2003. The increase in security gains during the fourth quarter of 2004 was primarily the result of the sale of certain fixed rate callable agency securities, which were replaced with purchases of mortgage backed securities.

The provision for loan losses decreased $0.4 million or 14.5% and $1.9 million or 19.5% compared to the fourth quarter and year ended December 31, 2003, respectively. This decrease is attributable to overall improvement in the quality of the loan portfolio, a significant reduction in loan delinquency, lower credit losses, and higher consumer loan recoveries. Non-performing loans decreased 8.1%, loans past due 90 days or more decreased 2.9%, and net charge-offs decreased 22.5% compared to December 31, 2003. The allowance for loan losses increased in 2004 as a result of the acquired allowance of Western Ohio of approximately $2.1 million at the time of the merger. The allowance as a percentage of total loans decreased to 1.18% at December 31, 2004 compared to 1.36% at December 31, 2003. This reduction is attributable to improved credit quality as well as a change in the composition of the loan portfolio due to the Western Ohio acquisition. Residential real estate loans, which have the lowest historical loss rate of any category of loans, represented 51% of Western Ohio's loan portfolio compared to 29% for WesBanco prior to the acquisition. Therefore a lower allowance as a percentage of total loans is appropriate due to the change in the risk characteristics of the loan portfolio subsequent to the merger.

Non-interest expense increased $4.7 million or 22.9% and $8.1 million or 9.9% compared to the fourth quarter and year ended December 31, 2003. On a year to date basis compared to 2003, salaries and employee benefits increased $4.1 million or 9.3% due to normal salary increases, higher incentive compensation and rising health insurance costs, as well as higher staffing levels. For the same period, other operating expenses increased $3.1 million or 12.8% primarily from increases in general administrative expenses, ATM expenses, marketing expenses, insurance and communication costs. For the fourth quarter of 2004, compared to 2003, salaries and employee benefits increased $1.9 million or 17.4%, primarily due to the acquisition of Western Ohio, increased incentive compensation as well as higher health insurance and pension costs. While salaries and employee benefits were higher in the fourth quarter of 2004, on a linked quarter basis from September 30, 2004, WesBanco’s full time equivalent employees decreased to 1,209 at December 31, 2004 compared to 1,229 at September 30, 2004. This reduction was due to the planned elimination, later in the fourth quarter of 2004, of certain positions in conjunction with the Western Ohio acquisition. In the fourth quarter of 2004, WesBanco also experienced higher occupancy and equipment expenses due to the overall increase in the number of branch offices. Other operating expenses increased $1.9 million or 31.5% compared to the fourth quarter of 2003 primarily from increases in ATM expenses, communication expense, miscellaneous taxes, and marketing expenses. During the fourth quarter, WesBanco recorded an additional $0.2 million in flood clean up costs associated with the September 2004 flooding resulting from Hurricane Ivan. Merger costs and core deposit intangible amortization recorded in the fourth quarter of 2004, related to Western Ohio, totaled $0.2 million and $0.1 million, respectively.

Total loans increased $555.0 million or 28.7% between December 31, 2003 and December 31, 2004. The Western Ohio acquisition added approximately $330.0 million to the loan portfolio at the time of the merger, with the remainder of the increase attributed to continued organic loan growth. Organic growth was driven by WesBanco's continued success in originating commercial and commercial real estate loans, which increased approximately $181 million excluding the addition of Western Ohio. A significant amount of this growth was the result of WesBanco's focus on developing new relationships in the Columbus, Ohio and Western Pennsylvania markets and expanding existing relationships in other markets. Residential real estate loans increased primarily due to the Western Ohio acquisition and to a lesser extent the purchase of loan pools originated by other financial institutions. Home equity lending increased as a result of new marketing campaigns aimed at generating new customer relationships and the acquisition of Western Ohio. WesBanco was able to curtail the significant reductions in consumer loans that occurred in 2003 as a result of a renewed focus on indirect automobile lending as well as the introduction of new direct loan products.

Total deposits increased $243.9 million or 9.8% at December 31, 2004 compared to December 31, 2003, primarily due to the Western Ohio acquisition. Total average deposit balances for the year ended December 31, 2004 increased by $94.4 million or 3.9% compared to 2003. Average non-interest bearing demand deposits at December 31, 2004 increased $26.7 million or 8.9% compared to December 31, 2003 as WesBanco continues to place marketing emphasis on transaction based accounts, which may provide ancillary fee income to WesBanco based on customer habits and are a lower-cost funding source. Compared to the year ended December 31, 2003, average interest bearing demand deposits and money market accounts on a combined basis increased $46.9 million or 5.7%, average certificates of deposit increased $23.6 million or 2.5% while average savings accounts decreased $2.8 million or 0.8%. As rates have begun to rise since the third quarter of 2004, WesBanco is beginning to see an increase in certificates of deposit with a corresponding decrease in money market accounts as customers seek the higher rates offered on longer term certificates of deposit. The average rate paid on interest-bearing deposits for the year ended December 31, 2004 decreased to 1.79% compared to 2.09% for the same period in 2003, although for the fourth quarter of 2004 it increased to 1.86% as compared to 1.80%, for 2003.

Shareholders’ equity at December 31, 2004 was highlighted by a Tier I leverage ratio of 9.34% compared to 8.76% at December 31, 2003. Book value increased to $17.77 per share at December 31, 2004 compared to $16.13 at December 31, 2003. For year the ended December 31, 2004, WesBanco repurchased a total of 144,474 shares at an average cost of $28.79 per share through its current board approved one million share stock repurchase plan, with a total of 516,643 shares still available for repurchase. In 2004, WesBanco’s stock repurchases were subject to restrictions due to the pending mergers. For 2005, WesBanco plans to resume its stock repurchases based on availability of stock, the company’s liquidity and overall capital levels.

WesBanco’s January 3, 2005 merger with Winton creates a multi-state bank holding company with total assets of approximately $4.5 billion. In 2005, WesBanco now operates through 86 banking offices, 4 loan production offices, and 128 ATMs in West Virginia, Ohio, Pennsylvania and Indiana. From east to west, the Winton transaction expands WesBanco’s franchise from western Pennsylvania through WesBanco’s Columbus, Ohio and Springfield/Dayton, Ohio markets to Cincinnati. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, as well as the Form 10-Q for the prior quarter ended September 30, 2004, which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission under the section "Risk Factors." Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the businesses of WesBanco and Winton may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###
See attached financial highlights.

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2004 and 2003 and September 30, 2004				Page 5
(unaudited, dollars in thousands)
Balance sheet (period end)	December 31,	December 31,	September 30,
Assets	2004	2003	2004
Cash and due from banks	$ 93,611	$ 88,021	$ 83,232
Due from banks - interest bearing	3,446	3,189	3,309
Federal funds sold	-	17,000	-
Securities	1,172,182	1,201,109	1,144,606
Loans:
Commercial and commercial real estate	1,308,044	993,029	1,239,208
Residential real estate	774,506	579,103	770,272
Consumer and home equity	405,985	361,406	408,828
Total loans	2,488,535	1,933,538	2,418,308
Allowance for loan losses	(29,486)	(26,235)	(29,694)
Net loans	2,459,049	1,907,303	2,388,614
Premises and equipment, net	56,670	53,232	56,949
Goodwill	73,760	49,868	74,765
Other intangibles, net	10,162	7,933	10,576
Other assets	142,519	117,351	140,600
Total Assets	$ 4,011,399	$ 3,445,006	$ 3,902,651

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 355,364	$ 328,337	$ 343,790
Interest bearing demand deposits	312,080	307,925	309,921
Money market accounts	587,523	563,295	616,492
Savings deposits	362,581	352,324	360,276
Certificates of deposit	1,108,386	930,201	1,071,734
Total deposits	2,725,934	2,482,082	2,702,213
Federal Home Loan Bank borrowings	599,411	361,230	563,860
Other borrowings	200,513	217,754	162,192
Trust preferred securities and junior subordinated debt	72,174	30,936	72,174
Other liabilities	43,186	34,568	35,909
Shareholders' equity	370,181	318,436	366,303
Total Liabilities and Shareholders' Equity	$4,011,399	$3,445,006	$3,902,651

Average balance sheet and	For the Three Months Ended				For the Year Ended
net interest margin analysis	December 31,				December 31,
	2004		2003		2004		2003
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Volume	Rate	Volume	Rate	Volume	Rate	Volume	Rate
Due from banks - interest bearing	$4,824	0.99%	$3,072	1.03%	$3,227	0.96%	$1,785	0.17%
Loans, net of unearned income	2,449,108	5.73%	1,896,913	6.00%	2,134,181	5.78%	1,845,311	6.25%
Securities:
Taxable	731,807	3.79%	839,070	3.77%	767,750	3.71%	830,731	3.87%
Tax-exempt	387,493	7.04%	376,257	7.24%	379,175	7.10%	372,991	7.31%
Total securities	1,119,300	4.92%	1,215,327	4.84%	1,146,925	4.83%	1,203,722	4.94%
Federal funds sold	15,664	1.92%	3,993	0.90%	7,946	1.43%	20,451	1.14%
Total earning assets	3,588,896	5.45%	3,119,305	5.55%	3,292,279	5.43%	3,071,269	5.70%
Other assets	334,313		275,815		292,175		283,971
Total Assets	$3,923,209		$3,395,120		$3,584,454		$3,355,240

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$316,843	0.37%	$292,908	0.26%	$299,746	0.30%	$286,432	0.35%
Money market accounts	606,816	1.72%	560,586	1.68%	575,594	1.69%	542,002	2.01%
Savings deposits	360,260	0.32%	354,239	0.32%	355,678	0.32%	358,461	0.53%
Certificates of deposit	1,094,541	2.87%	935,929	2.91%	981,325	2.83%	957,759	3.23%
Total interest bearing deposits	2,378,460	1.86%	2,143,662	1.80%	2,212,343	1.79%	2,144,654	2.09%
Federal Home Loan Bank borrowings	546,603	3.34%	362,140	3.63%	445,622	3.41%	355,960	3.91%
Other borrowings	175,194	1.73%	195,854	1.29%	176,783	1.40%	175,909	1.36%
Trust preferred securities and junior
subordinated debt	72,174	5.59%	30,936	5.48%	53,242	5.52%	22,260	6.48%
Total interest bearing liabilities	3,172,431	2.19%	2,732,592	2.04%	2,887,990	2.08%	2,698,783	2.32%
Non-interest bearing demand deposits	348,861		311,456		327,754		301,033
Other liabilities	34,938		37,912		32,919		37,933
Shareholders' equity	366,979		313,160		335,791		317,491
Total Liabilities and
Shareholders' Equity	$3,923,209		$3,395,120		$3,584,454		$3,355,240

Taxable equivalent net interest
margin		3.52%		3.75%		3.60%		3.66%

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2004 and 2003				Page 6
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Statement of income	2004	2003	2004	2003
Interest income	$46,727	$41,067	$169,436	$165,516
Interest expense	17,465	14,084	60,212	62,512
Net interest income	29,262	26,983	109,224	103,004
Provision for loan losses	2,269	2,654	7,735	9,612
Net interest income after provision for loan losses	26,993	24,329	101,489	93,392
Non-interest income
Trust fees	3,334	3,105	13,056	11,629
Service charges on deposits	3,595	3,075	13,349	11,874
Other income	1,755	2,335	6,368	6,949
Net securities gains	733	190	2,768	2,778
Total non-interest income	9,417	8,705	35,541	33,230
Non-interest expense
Salaries and employee benefits	13,044	11,113	47,393	43,343
Net occupancy	1,496	1,354	5,763	5,543
Equipment	2,177	1,685	7,728	7,155
Core deposit intangibles	414	346	1,370	1,377
Other operating	7,807	5,935	27,221	24,136
Merger-related expenses (1)	180	8	397	256
Total non-interest expense	25,118	20,441	89,872	81,810
Income before income taxes	11,292	12,593	47,158	44,812
Provision for income taxes	2,260	2,885	8,976	8,682
Net income	$9,032	$9,708	$38,182	$36,130

Taxable equivalent net interest income	$31,652	$29,367	$118,653	$112,547

Per common share data
Net income per common share - basic	$0.44	$0.49	$1.91	$1.80
Net income per common share - diluted	$0.43	$0.49	$1.90	$1.80
Dividends declared	$0.25	$0.24	$1.00	$0.96
Book value (period end)			$17.77	$16.13
Tangible book value (period end)			$13.74	$13.20
Average shares outstanding - basic	20,795,545	19,804,833	20,028,248	20,056,849
Average shares outstanding - diluted	20,871,212	19,840,835	20,083,718	20,080,415
Period end shares outstanding			20,837,469	19,741,464

Selected ratios
Return on average assets	0.92%	1.13%	1.07%	1.08%
Return on average equity	9.79%	12.30%	11.37%	11.38%
Yield on earning assets (2)	5.45%	5.55%	5.43%	5.70%
Cost of interest bearing liabilities	2.19%	2.04%	2.08%	2.32%
Net interest spread (2)	3.26%	3.51%	3.35%	3.38%
Net interest margin (2)	3.52%	3.75%	3.60%	3.66%
Efficiency (2)	61.16%	53.69%	58.29%	56.12%
Average loans to average deposits	89.80%	77.26%	84.02%	75.45%

(1) current merger-related expenses are primarily related to the acquisition of Western Ohio Financial Corporation.
(2) the yield on earning assets, the net interest margin, the spread and the efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2004 and 2003 and September 30, 2004	Page 7
(unaudited, dollars in thousands)

December 31,	December 31,	September 30,
Asset quality data	2004	2003	2004
Non-performing assets:
Non-accrual loans	$8,195	$8,262	$7,685
Renegotiated loans	-	653	-
Total non-performing loans	8,195	8,915	7,685
Other real estate and repossessed assets	2,059	2,907	1,986
Total non-performing loans and assets	$10,254	$11,822	$9,671
Loans past due 90 days or more	$7,568	$7,795	$6,262

Non-performing assets/total assets	0.26%	0.34%	0.25%
Non-performing assets/total loans, other real
estate and repossessed assets	0.41%	0.61%	0.40%
Non-performing loans/total loans	0.33%	0.46%	0.32%
Non-performing loans and loans past due 90
days or more/total loans	0.63%	0.86%	0.58%

Allowance for loan losses
Allowance for loan losses	$29,486	$26,235	$29,694
Net loan charge-offs:
Quarter-to-date	2,478	2,655	1,814
Year -to-date	6,556	8,457	4,078
Net loan charge-offs /average loans	0.31%	0.46%	0.27%
Allowance for loan losses/total loans	1.18%	1.36%	1.23%
Allowance for loan losses/non-performing loans	3.60	x	2.94	x	3.86	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.87	x	1.57	x	2.13	x

Capital ratios
Tier I leverage capital	9.34%	8.76%	9.98%
Tier I risk-based capital	13.43%	13.31%	13.61%
Total risk-based capital	14.54%	14.50%	14.76%
Shareholders' equity to assets	9.23%	9.24%	9.39%
Tangible equity to tangible assets (1)	7.29%	7.69%	7.36%

(1)Tangible equity is defined as shareholders' equity less goodwill and other intangible assets.